                                                                   Exhibit 8.1


                     [Letterhead of Dewey Ballantine LLP]

                                 May 25, 1999

KON Receivables, LLC
1738 Bass Road
P.O. Box 9115
Macon, GA  31208

          Re:  IKON Receivables, LLC Lease Backed Notes, Series 1999-1
               -------------------------------------------------------

Ladies and Gentlemen:

          We have acted as special tax counsel in connection with the issuance of $304,474,000 aggregate principal amount of 5.11% Class A-1 Lease-Backed Notes, Series 1999-1, $61,579,000 aggregate principal amount of 5.60% Class A-2 Lease-Backed Notes, Series 1999-1, $304,127,000 aggregate principal amount of 5.99% Class A-3 Lease-Backed Notes, Series 1999-1, and $81,462,000 aggregate principal amount of 6.23% Class A-4 Lease-Backed Notes, Series 1999-1 (collectively, the "Notes") by IKON Receivables, LLC (the "Issuer") pursuant to an Indenture, dated as of April 1, 1999 (the "Indenture") among the Issuer, IOS Capital, Inc., as servicer and Harris Trust and Savings Bank, as indenture trustee (the "Indenture Trustee").

          As special tax counsel, we have examined such documents as we deemed appropriate for the purposes of rendering the opinions set forth below, including the following: (i) the Registration Statement on Form S-3 (No. 333-71073) with respect to the Notes, filed with the Securities and Exchange Commission on January 22, 1999, together with all amendments thereto (the "Registration Statement"), the Prospectus and the Prospectus Supplement relating to the Notes (the "Prospectus") and (ii) an executed copy of the Indenture with all exhibits attached thereto.

          We express no opinion as to the effect of the laws of any jurisdiction other than the Federal laws of the United States of America.

          In addition, assuming (i) the Indenture is fully executed, delivered and enforceable against the parties thereto in accordance with its terms, (ii) the transaction described in the Registration Statement is completed on substantially the terms and conditions set forth therein, and (iii) no election on IRS Form 8832 is made to the contrary, it is our opinion that:

          1. the Issuer will not be treated as an association (or publicly traded partnership) taxable as a corporation for federal income tax purposes;

          2. the Notes will be characterized as indebtedness for federal income tax purposes; and

          3. The statements in the Prospectus under the heading "Material Federal Income Tax Considerations," to the extent that they constitute matters of federal law or legal conclusions with respect thereto, have been reviewed by us and constitute a fair and accurate summary with respect to those consequences or aspects that are discussed.

          Our opinion contained herein is rendered only as of the date hereof, and we undertake no obligation to update this letter or the opinions contained herein after the date hereof.

          This letter is furnished by us in connection with the issuance of the Notes occurring on the date hereof and is solely for the benefit of the addressee hereto, and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.

                              Very truly yours,

                              /s/ Dewey Ballantine LLP

                                       2